UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

Registration Statement under the Securities Act of 1933

Double Halo Resources Inc.
(Exact name of registrant as specified in its charter)

NEVADA	1311	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 300, 840 6th Avenue SW
Calgary, Alberta, Canada T2P 3E5
Tel: (403) 260-5375
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

United Accounting Systems, LLC
2425 W. Horizon Ridge Parkway
Henderson, Nevada 89052
Tel: (702) 992-0468

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Bacchus Corporate and Securities Law
701 Fifth Avenue, Suite 4200
Seattle, Washington 98104
Tel: (206) 262-7310 Fax: (206) 262-8001

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Prospectus is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐      Accelerated filer  ☐      Non-accelerated filer  ☐     Smaller reporting company  ☑

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of Registration
Securities to be Registered	Registered	Offering Price per Unit (1)	Aggregate Offering Price (1)	Fee
		($)	($)	($)
Shares of Common Stock, par value $0.0001	192,400	0.30	57,720	2.27

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act. The price per share and the aggregate offering price for the shares are calculated on the basis of our most recent private placement of common stock at $0.30 per share in June 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS
Double Halo Resources Inc.
192,400 Common Shares

Before this offering there has been no public market for our common stock.

We are registering 192,400 shares of common stock held by 39 selling security holders, including 20,000 shares owned by 1389999 Alberta Ltd., a company controlled by Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, and 20,000 shares owned by David Stadnyk, the spouse of Ms. Shacker. The selling security holders will sell at an initial price of $0.30 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. No cash will be received by us from the sale of shares of our common stock by the selling security holders. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. Investors should be able to afford the loss of their entire investment. See the section entitled "Risk Factors" beginning on Page 7 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

Prospectus Summary

This Prospectus, any supplement to this Prospectus, and the documents incorporated by reference include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 7 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

Our Business

Double Halo Resources Inc. (“Double Halo”, “we”, “us”) is a start up oil and gas exploration company. We have only recently begun operations and we rely upon the sale of our securities to fund those operations. We were incorporated as a Nevada company on October 30, 2006. We have one wholly owned subsidiary, Patch Oilsands Ltd. Our executive office is located at Suite 300, 840 6th Avenue SW, Calgary, Alberta T2P 3E5. Our telephone number is (403) 260-5375. Our fiscal year end is October 31.

We intend to build our business by acquiring non-operated working interests in productive oil and natural gas wells and other oil and gas interests. A non-operated working interest gives us the right to drill, produce and conduct operating activities on a property, grants us a share of the property’s oil and gas production, and requires us to pay a proportionate share of the costs associated with drilling and production without acting as the operator of the property’s well(s). Our strategy is to earn secure and reliable revenue from such non-operated working interests while engaging in the exploration of development stage oil and gas properties to generate additional revenue.

We currently have the following oil and gas property interests:

Property	Working Interest	Area (hectares)
Medicine Hat	20% (non-operated)	128
Leismer (1)	75%	256
Leismer (1)	75%	256
Leismer (1)	60% (non-operated)	128

(1)	We currently own 75% of a 100% interest in two of the Leismer properties, and 75% of an 80% interest in the third Leismer property

On June 5, 2008 we entered into an agreement with Great Northern Oilsands Inc. to acquire interests in five oil and gas properties in exchange for the sum of approximately $32,000. These included a 50% working interest in a property near Worsley, Alberta and a 20% working interest in a property near Medicine Hat, Alberta. On June 30, 2008 we allowed our interest in the Worsley property to expire. Our interest in the Medicine Hat property is subject to a crown royalty of up to 40% and a 0.5% gross overriding royalty, and in order to maintain our interest in the property we are obligated to respond to cash calls for exploration costs from its operator.

We obtained our interests in the three properties near Leismer, Alberta by acquiring 100% of Great Northern’s interest in a limited partnership which has since been dissolved. These interests are now held in trust for us by our wholly owned subsidiary, Patch Oilsands Ltd., and consist of 75% of a 100% working interest in two of the Leismer properties, and 75% of an 80% working interest in the third Leismer property. Our interest in the third Leismer property is subject to a crown royalty and two gross overriding royalties of 5% and 1%.

To date, one exploratory well has been drilled on the Medicine Hat property and one exploratory well has been drilled on the Leismer property in which we have a 60% interest. An exploratory well is a well drilled to find and produce oil and natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas and oil in another reservoir, or to extend a known reservoir.

No reserve reports have been prepared for either the Medicine Hat property or the Leismer properties, and we estimate that we will require a minimum of six months and $95,000 to determine if a productive well can be developed on the Medicine Hat property. A productive well is a well that is, or is capable of, producing oil or gas in sufficient quantifies such that proceeds from the sale of production exceed production expenses and taxes, and there is no guarantee that we will be able to develop one on the Medicine Hat property. At this time, we have no plans to further explore any of the Leismer properties. For more details on our property interests, see the section entitled “Description of Business” elsewhere in this Prospectus.

We are a development stage company that has only recently begun operations. We have not generated any revenues from our business activities, and we do not expect to generate revenues for the foreseeable future. Since our inception, we have incurred operational losses, and we have been issued a going concern opinion by our auditors. To finance our operations, we have completed several rounds of financing and raised $114,440 through private placements of our common stock.

We will be dependent on future financing in order to maintain our operations and carry out our business plan. For the next 12 months (beginning August 2008), we plan to spend approximately $500,000 to continue our operations and carry out an exploration program on the Medicine Hat property. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to so. Accordingly, there is uncertainty about our ability to continue to operate. If we cease our operations, you may lose your entire investment in our common stock. There are also many factors, described in detail in the "Risk Factors” section beginning on page 7 of this Prospectus, which may adversely affect our ability to begin and sustain profitable operations.

The Offering

The 192,400 shares of our common stock (including 20,000 shares owned by 1389999 Alberta Ltd., a company controlled by Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, and 20,000 shares owned by David Stadnyk, the spouse of Ms. Shacker) being registered by this Prospectus represent approximately 3.4% of our issued and outstanding common stock. Both before and after the offering Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, will control us. Before the offering, Ms. Shacker had sole or shared control over 4,620,000 shares, which is approximately 83% of our issued and outstanding common stock. Even if she sells all 40,000 shares being registered in this Prospectus over which she has sole or shared control, Ms. Shacker will still have sole or shared control over approximately 82% of our issued and outstanding common stock.

Securities Offered:	192,400 shares of common stock offered by the 39 selling shareholders, including 20,000 shares controlled by Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, and 20,000 shares controlled by David Stadnyk, the spouse of Susan Shacker.
Initial Offering Price:	The $0.30 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including our capital structure and the most recent selling price of 20,000 shares of our common stock in a private placement for $0.30 per share on June 22, 2008. The selling shareholders will sell at an initial price of  0.30 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.
Minimum Number of Securities to be Sold in this Offering:	None
Securities Issued and to be Issued:

5,599,900 shares of common stock are issued and outstanding as of August 14, 2008. As of August 14, 2008 we had no any outstanding options, warrants, or other convertible securities.

All of the common stock to be sold under this Prospectus will be sold by existing shareholders. There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process usually takes at least 60 days and the application must be made on our behalf by a market maker. We have not engaged any market maker as a sponsor to make the application on our behalf. If we are unable to obtain a market maker for our securities, we may be unable to develop a trading market for our common stock. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All of the references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying consolidated Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

	Period from inception on	Six Months
	October 30, 2006 to April 30, 2008	ended April 30, 2008	Year ended	Period from inception on
	(Unaudited)	(Unaudited)	October 31, 2007	October 30, 2006 to October 31, 2006
	($)	($)	($)	($)
Revenues	-	-	-	-
Expenses	72,846	58,501	13,705	640
Net Loss	(72,846)	(58,501)	(13,705)	(640)
Net Loss per share	-	(0.01)	(2.36)	-

Balance Sheet Data

	April 30, 2008
	(Unaudited)	October 31, 2007	October 31, 2006
	($)	($)	($)
Working Capital Surplus (Deficiency)	53,594	70,095	(640)
Total Assets	88,082	72,909	1,225
Total Liabilities	34,488	2,814	1,865

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment.

Business Risks

1. We lack an operating history and there is no assurance that our future operations will result in revenues or profits. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease our operations.

We were incorporated on October 30, 2006 and we have yet to generate any revenues. We also have very little operating history upon which an evaluation of our future success or failure can be made. As of April 30, 2008 we had incurred a net loss of $72,846.

The success of our future operations is dependent upon our ability to:

  carry out our planned exploration activities on the Medicine Hat property;
  acquire additional interests in productive oil and gas wells or oil and gas properties; and
  compete effectively with other oil and gas companies.

Based on our current business plan, we expect to incur operating losses for the foreseeable future. We cannot guarantee that we will ever be successful in generating significant revenues, and our failure to achieve profitability may cause us to suspend or cease our operations.

2. We will need a significant amount of capital to carry out our proposed business plan, and unless we are able to raise sufficient funds, we may be forced to discontinue our operations.

In order to carry out our planned exploration activities on the Medicine Hat property and purchase additional interests in productive wells or development stage oil and gas properties, we will require a significant amount of capital. We estimate that we will need approximately $500,000 to finance our planned operations for the next year, which we must obtain through the sale of equity securities or from outside sources. As of August 14, 2008 we had approximately $2,000 in cash in our bank accounts.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including the market price of oil and gas, general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

3. We face strong competition from other oil and gas companies, which could harm our business and our ability to operate profitably.

Oil and gas exploration is a highly competitive business. Other oil and gas companies will compete with us by bidding for licenses, properties and services that we will need to operate our business in the locations in which we plan to operate. As prices of oil and natural gas on the commodities markets continue to rise, we expect this competition to become increasingly intense. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors.

Oil and gas properties have limited lives and, as a result, we may seek to alter and expand our operations through the acquisition of new interests. However, the available supply of desirable oil and gas properties is limited in North America, which is where we would consider conducting our exploration activities. The major oil and gas companies are often better positioned to obtain the rights to exploratory acreage for which we may compete. Similarly, our competitors may have a competitive advantage because they conduct their own refining and petroleum marketing operations, have access to greater resources than us and are able to more easily recruit and retain qualified employees.

Oil and natural gas exploration and development activities are also dependent on the availability of drilling and related equipment, transportation, power and technical support in particular areas and our access to these facilities may be limited due to fierce competition. Shortages and/or the unavailability of necessary equipment or other facilities may impair our activities, either by delaying them, increasing our costs or otherwise. If we are unable to adequately address our competition, including, but not limited to, finding ways to secure profitable oil- and gas-producing properties on terms that we consider acceptable, our ability to operate profitably could suffer.

4. A decline in or the substantial volatility of oil and gas prices could adversely affect our business, which could lead to a decrease in our revenues.

If we are successful in discovering commercially viable quantities of oil and gas on our current or future properties, our revenues will likely be primarily determined by oil and gas prices in North America. Volatility or weakness in oil and gas prices (or the perception that oil and gas prices will decrease) may result in the drilling of fewer new wells or reduced spending on existing wells. Significant declines in prices for oil and natural gas could harm our financial condition, results of operations and quantities of reserves recoverable on an economic basis. A decline in oil and gas prices or a reduction in drilling activities could materially and adversely affect our business and could seriously decrease our revenues or prevent us from generating any revenues at all.

5. We rely on estimates to determine whether or not to invest in a particular oil or gas property, which may affect the viability of our proposed operations.

The information we use to evaluate oil and gas properties is based on estimates that involve a great deal of uncertainty. The process of estimating oil and gas reserves is complex and requires us to make significant decisions and assumptions in evaluating the reliability of available geological, geophysical, engineering and economic data for each property. Different engineers may make different estimates of reserves, cash flows or other variables based on the same available data.

Geologic and engineering data is used to determine the probability that a reservoir of oil and natural gas exists at a particular location, and whether or not oil and natural gas may be recoverable from it. Recoverability is ultimately subject to the accuracy of such data including, but not limited to, the geological characteristics of the reservoir; its structure, pressure and fluid properties; the size and boundaries of the drainage area; and the anticipated rate of pressure depletion. The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from the production of oil and natural gas on adjacent or similar properties. Still, actual recovery from a reservoir may differ from estimated recovery.

Estimates also include numerous assumptions relating to operating conditions and economic factors, including the price at which recovered oil and natural gas can be sold; the costs of recovery; future operating costs; development costs; workover and remedial costs, which are costs associated with operations on a producing well to restore or increase production; prevailing environmental conditions associated with drilling and production sites; the availability of enhanced recovery techniques; the ability to transport oil and natural gas to markets; and governmental and other regulatory factors such as taxes and environmental laws. Economic factors beyond our control, such as interest rates and exchange rates, can also impact the value of such estimates. Some of these assumptions are inherently subjective, and the accuracy of estimates relies in part on the ability of our management, engineers and other advisors to make accurate assumptions. As a result, our estimates will be inherently imprecise and there is no guarantee that extracting any quantity of oil and natural gas will be commercially viable.

6. We may not be able to develop oil and gas reserves on an economically viable basis, which could prevent us from achieving profitability.

To the extent that we succeed in discovering oil or natural gas reserves on our current or future properties, we cannot be certain that these reserves will be capable of supporting projected production levels or exist in sufficient quantities to be commercially viable. These risks are more acute in the early stages of exploration.

Our exploration expenditures may not result in new discoveries of oil or natural gas in commercially viable quantities. It is difficult to project the costs of implementing an exploration program due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions such as overpressured zones, tools lost in the hole, changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof that may be required.

On a long-term basis, our viability depends on our ability to find, acquire, develop and commercially produce oil and gas reserves. The quantity of any future reserves not only depends on our ability to develop existing properties, but also on our ability to identify and acquire additional productive property interests, find markets for the oil and natural gas we develop and effectively distribute such oil and natural gas into those markets.

Our future oil and gas exploration activities may not be economically viable because of both unproductive wells and wells that are productive but do not generate sufficient revenues to return a profit after drilling, operating and other costs. Completing a well does not ensure that an investment will be profitable or that we will recover the costs of drilling and operating the well unless we are able to extract a commercially viable quantity of oil or natural gas. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field conditions could adversely affect the production from successful wells. If exploration costs exceed our estimates, or if our exploration activities do not produce results which meet our expectations, our efforts may not be commercially successful, which could prevent us from becoming profitable.

7. We may encounter operating hazards related to oil and gas exploration, which may negatively affect our business and result in substantial losses to your investment.

We are subject to operating hazards normally associated with the exploration of oil and gas properties, including unexpected formations or pressures, the premature declines of reservoirs, blowouts, sour gas release, explosions, craterings, pollution, earthquakes, labor disruptions, fires, pipeline ruptures, oil spills, the invasion of water into producing formations and other environmental hazards and risks. The occurrence of any operating hazards could negatively affect our business due to damage to or the destruction of formations, wells, production facilities or other properties, which could result in substantial losses to your investment.

8. Seasonal weather patterns could adversely impact our business or cause us to cease operations.

The amount of oil and gas exploration and production activity is influenced by seasonal weather patterns. For example, wet weather in Alberta, Canada, where our properties are located, can make the ground unstable and result in road closures that restrict the movement of rigs and other heavy equipment, thereby decreasing activity levels. Year-round damage caused by severe weather, natural disasters or other operating hazards could also harm our financial position, since we are not covered by insurance for any business interruption resulting from climate-related events. As a result, any severe change in the weather affecting our properties could adversely impact our business or cause us to cease operations.

9. Title deficiencies could render our present or future leases worthless, which could prevent us from generating revenues.

The existence of a material title deficiency could render any of our leases worthless, which could result in a large expense to our business. We plan to rely upon the judgment of oil and gas lease brokers or landsmen who perform field work by examining records in appropriate government offices before attempting to place specific interests under lease. This is customary practice in the oil and gas industry. However, even after taking such a precaution, deficiencies in the marketability of the title to a lease may still arise. Ownership of oil or gas exploration rights can be subject to prior unregistered agreements or interests or undetected claims or interests. If a property in which we have an interest is the subject of a successful claim, it could have a significant adverse effect on our ability to conduct our business. Such a deficiency may render any current or future leases worthless, which could prevent us from generating revenues.

10. Our operations are subject to various litigation risks that could increase our expenses, impact our profitability and lower the value of your investment in us.

Although we are not currently involved in any litigation, the nature of our operations exposes us to possible future litigation claims. There is a risk that any claim could be adversely decided against us, which could harm our financial condition and results of operations. Similarly, the costs associated with defending against any claim could dramatically increase our expenses, as litigation is often very expensive. Possible litigation matters may include, but are not limited to, environmental damage and remediation, workers’ compensation, insurance coverage, property rights and easements and the maintenance of oil and gas leases. Should we become involved in any litigation we will be forced to direct our limited resources to defending against or prosecuting the claim(s), which could impact our profitability and lower the value of your investment in us.

11. Our business is subject to environmental legislation and any changes in such legislation could prevent us from earning revenues.

The oil and gas industry is subject to many laws and regulations that govern the protection of the environment, health and safety and the management, transportation and disposal of hazardous substances. These laws and regulations may require the removal or remediation of pollutants and may impose civil and criminal penalties for any violations thereof. Some of the laws and regulations authorize the recovery of natural resource damages by the government, injunctive relief and the imposition of stop, control, remediation and abandonment orders.

Complying with environmental and natural resource laws and regulations may increase our operating costs as well as restrict the scope of our operations. Any regulatory changes that impose additional environmental restrictions or requirements on us could affect us in a similar manner. If the costs of such compliance or changes exceed our budgeted costs, we may not be able to earn revenues.

12. Any oil and gas we may discover or produce may not be readily marketable at the time of production, thus preventing us from generating revenues.

Crude oil, natural gas, condensate and other oil and gas products are generally sold to other oil and gas companies, government agencies or companies in other industries. If we are unable to sell our oil and gas to these entities, we may experience difficulty generating revenues. In addition, demand or transportation limitations, such as the absence of pipeline facilities, often affect the marketability of oil and gas, and sales of any oil and gas we may discover or produce could be delayed for extended periods until such limitations are corrected or until suitable transportation facilities are constructed. This could prevent us from generating revenues.

13. Our success depends in part on our ability to attract and retain additional key skilled professionals, which we may or may not be able to do. Our failure to do so could prevent us from achieving our goals or becoming profitable.

We plan to hire a land specialist, an engineer and a geologist on a part-time basis to provide us with technical services regarding our proposed exploration programs and operations. However, competition for qualified skilled professionals is intense, and we may be unable to attract and retain such key personnel. This could prevent us from achieving our goals or becoming profitable.

14. The enactment of the Sarbanes-Oxley Act may make it more difficult for us to retain or attract officers and directors, which could increase our operating costs or prevent us from becoming profitable.

The Sarbanes-Oxley Act was enacted in response to public concern regarding corporate accountability in the wake of a number of accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, provide enhanced penalties for accounting and auditing improprieties at publicly traded companies and protect investors by improving the accuracy and reliability of corporate disclosure pursuant to applicable securities laws. The Sarbanes-Oxley Act applies to all companies that file or are required to file periodic reports with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. Since the enactment of the Sarbanes-Oxley Act has resulted in the imposition of a series of rules and regulations by the SEC that increase the responsibilities and liabilities of directors and executive officers, the perceived increased personal risk associated with these changes may deter qualified individuals from accepting such roles. Consequently, it may be more difficult for us to attract and retain qualified persons to serve as our directors or executive officers, and we may need to incur additional operating costs. This could prevent us from becoming profitable.

15. Since our directors, officers and business assets are located in Canada, you may be limited in your ability to enforce U.S. civil actions against them. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our directors.

Our business assets are located in Canada and our directors and officer are residents of Canada. Consequently, it may be difficult for U.S. investors to affect service of process on our directors or officers within the United States or to enforce a civil judgment of a U.S. court in Canada if a Canadian court determines that the U.S. court in which the judgment was obtained did not have jurisdiction in the matter. There is also substantial doubt whether an original action predicated solely upon civil liability may successfully be brought in Canada against any of our directors, officers or assets. As a result, you may not be able to recover damages as compensation for a decline in the value of your investment.

16. We may indemnify our directors and officers against liability to us and our security holders, and such indemnification could increase our operating costs.

Our bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors and officers, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our directors and officers are aware that they may be indemnified for carrying out the duties of their offices, they may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if any of our directors or officers files a claim against us for indemnification, the associated expenses could also increase our operating costs.

Risks Associated with Our Securities

17. Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

18. The continued sale of our equity securities will dilute the ownership percentage of our existing security holders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of $500,000 for the next 12 months (beginning August 2008), which will require us to issue additional equity securities. We expect to continue our efforts to acquire financing to fund our planned exploration and acquisition activities, which will result in dilution to our existing security holders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

19. We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

20. Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing sales practices, it is possible that broker-dealers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the value of your investment to decline.

21. Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before a broker-dealer recommends that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

22. Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

23. Because our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, who is also our promoter, will own more than 50% of our issued and outstanding common stock after this offering, she will retain control of us and be able to elect our directors. You therefore may not be able to remove her as a director, which could prevent us from becoming profitable.

Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, has sole or shared control over 4,620,000 shares, which is approximately 83% of our issued and outstanding common stock. Even if Ms. Shacker sells all 40,000 shares registered in this Prospectus over which she has sole or shared control, she will still have sole or shared control over approximately 82% of our issued and outstanding common stock.

Because Susan Shacker will continue to own more than 50% of our issued and outstanding common stock, she will be able to elect all of our directors and control our operations. She may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, she could cause us to sell revenue-generating assets or to make acquisitions or enter into strategic transactions that increase our indebtedness. She may from time to time acquire and hold interests in businesses that compete either directly or indirectly with us. If Ms. Shacker fails to act in our best interests or fails to manage us adequately, you may have difficulty removing her as a director, which could prevent us from becoming profitable.

24. You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

After this registration statement becomes effective, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying. Except during the fiscal year that our registration statement becomes effective, these reporting obligations will be automatically suspended under Section 15(d) of the Exchange Act unless we register a class of securities under Section 12(g) of the Exchange Act or we have at least 300 shareholders of record. We intend to register our common stock under Section 12(g) of the Exchange Act, but if we fail to do so, we will no longer be obligated to file periodic reports with the SEC and your access to our business information may be restricted.

After this registration statement becomes effective, we will be required to deliver periodic reports to our security holders. However, we will not be required to furnish proxy statements to security holders and our governors, officers and beneficial owners will not be required to report their beneficial ownership of our securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more shareholders of record and greater than $1 million in assets. This means that your access to our business information could be limited.

Use of Proceeds

We will not receive any proceeds from the resale of the common shares offered through this Prospectus by the selling security holders.

Determination of Offering Price

The selling security holders will sell their shares at an initial offering price of $0.30 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.30 per share figure, including the following:

  our most recent private placement of 20,000 common shares for proceeds of $0.30 per share in June 2008;
  our lack of operating history;
  our capital structure; and
  the background of our management.

As a result, the $0.30 per share initial price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes listed on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders named in this Prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. Security holders may sell their shares at a price different than the $0.30 per share offering price depending on privately negotiated factors such as the shareholder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 192,400 common shares to be sold by the selling security holders are currently issued and outstanding. Accordingly, they will not cause dilution to any of our existing shareholders.

Selling Security Holders

The 39 selling security holders are offering for sale 192,400 shares of our issued and outstanding common stock which they obtained as part of the following stock issuances:

  On November 15, 2006 we entered into a subscription agreement with Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, for the sale of 4,500,000 shares of our common stock at $0.0001 per share, in exchange for cash proceeds of $450. However, the subscription agreement called for us to issue the 4,500,000 shares below par value. On March 7, 2008 we amended our Articles of Incorporation to decrease the par value ofour common stock from $0.001 to $0.0001. On March 19, 2008 we reaffirmed thesubscription agreement and issued the 4,500,000 shares to 1389999 Alberta Ltd., acompany controlled by Ms. Shacker.
  On February 1, 2007 we issued an aggregate of 7,800 shares of our common stock to various non-U.S. shareholders at a price of $0.10 per share in exchange for cash proceeds of $780.
  On January 15, 2008 we issued an aggregate of 1,072,100 shares of our common stock to various non-U.S. shareholders at a price of $0.10 per share in exchange for cash proceeds of $107,210.
  On June 22, 2008 we issued 20,000 shares of our common stock to Kerrie McHugh at a price of $0.30 per share in exchange for cash proceeds of $6,000.

These shares were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon the exemption under Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The selling security holders will sell their shares at an initial offering price of $0.30 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This Prospectus includes registration of the following 192,400 shares of our common stock:

  20,000 shares owned by 1389999 Alberta Ltd., a company controlled by Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director;
  20,000 shares owned by David Stadnyk, the spouse of Susan Shacker; and
  152,400 shares owned by other security holders.

The following table provides information as of August 19, 2008 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

  the number of shares or shares underlying options or warrants owned by each prior to this offering;
  the number of shares being offered by each;
  the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;
  the percentage of shares owned by each; and
  the identity of the beneficial holder of any entity that owns the shares being offered.
Name of Selling Security Holder	Shares Owned Prior to the Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After the Offering	Percentage Owned upon Completion of the Offering (%)
0807563 BC Ltd. (2)	110,000	1.9	20,000	90,000	1.6
1389999 Alberta Ltd. (3)	4,620,000	83	20,000	4,600,000	82
Elena Avdasseva	1,000	(4)	1,000	0	0
Ettore Bardaro (5)	600	(4)	600	0	0
Debbie Bardaro (5)	1,000	(4)	1,000	0	0
Anna Biancofiore (6)	700	(4)	700	0	0
Cesare Biancofiore (6)	1,500	(4)	1,500	0	0
Clarion Finanz AG (7)	110,000	2	20,000	90,000	2

Name of Selling Security Holder	Shares Owned Prior to the Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After the Offering	Percentage Owned upon Completion of the Offering (%)
Daniel Cunningham (8)	500	(4)	500	0	0
Karen Cunningham (8)	750	(4)	750	0	0
Eva Csato	600	(4)	600	0	0
Sherry Danahy	750	(4)	750	0	0
Mayu Furuhashi	750	(4)	750	0	0
Shirlee Gruninger	350	(4)	350	0	0
David Johnson	500	(4)	500	0	0
James Liver (9)	500	(4)	500	0	0
Florence Liver (9)	500	(4)	500	0	0
Leah McDonald	500	(4)	500	0	0
James McGuire	600	(4)	600	0	0
Kerrie McHugh	22,000	(4)	20,000	2,000	(4)
Christine McIntosh	51,000	(4)	20,000	31,000	(4)
Naoleto Management Inc. (10)	100,000	2	20,000	80,000	1
Erin Ostrom	400	(4)	400	0	0
Harvinder S. Parmar (11)	1,000	(4)	1,000	0	0
Sajjan Parmar (11)	1,500	(4)	1,500	0	0
Adele Poier (12)	750	(4)	750	0	0
Glenn Poier (12)	750	(4)	750	0	0
Andrew M. Shacker (13)	600	(4)	600	0	0

Name of Selling Security Holder	Shares Owned Prior to the Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After the Offering	Percentage Owned upon Completion of the Offering (%)
Katherine Mary Shacker (14)	1,000	(4)	1,000	0	0
Morie Shacker (15)	500	(4)	500	0	0
Rebecca Shacker (16)	500	(4)	500	0	0
William D.M. Smith (17)	600	(4)	600	0	0
Marilyn K. Smith (17)	600	(4)	600	0	0
Tom Steen (18)	600	(4)	600	0	0
Pamela Steen (18)	1,000	(4)	1,000	0	0
Laila Shuvaloff	10,500	(4)	10,500	0	0
David Stadnyk (19)	4,620,000	3	20,000	4,600,000	82
George Tsafalas	101,000	2	20,000	81,000	1
Patricia Weinmaster	1,000	(4)	1,000	0	0
Total			192,400

(1)	The number and percentage of shares beneficially owned is determined in accordance with the Rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus

(2)	David Lane has voting and investment control over the shares held by 0807563 BC Ltd.

(3)	Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, has voting and investment control over 1389999 Alberta Ltd. She also has shared control over 120,000 shares owned by her spouse, David Stadnyk.

(4)	Less than 1%.

(5)	Ettore Bardaro and Debbie Bardaro are husband and wife.

(6)	Cesare Biancofiore and Anna Biancofiore are husband and wife.

(7)	Carlo Civelli has voting and investment control over the shares held by Clarion Finanz AG.

(8)	Daniel Cunningham and Karen Cunningham are husband and wife.

(9)	James Liver and Florence Liver are husband and wife.

(10)	Laura Pangerc has voting and investment control over the shares held by Naoleto Management Inc.

(11)	Harvinder S. Parmar and Sajjan Parmar are husband and wife.

(12)	Glenn Poier and Adele Poier are husband and wife.

(13)	Andrew M. Shacker is the brother of Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director.

(14)	Katherine Mary Shacker is the mother of Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director.

(15)	Morie Shacker is the father of Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director.

(16)	Rebecca Shacker is the mother-in-law of Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director.

(17)	William D.M. Smith and Marilyn K. Smith are husband and wife, and the uncle and aunt of Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director.

(18)	Pamela Steen and Tom Steen are husband and wife.

(19)	David Stadnyk was our Chief Operating Officer from October 1, 2007 to February 15, 2008. He is the spouse of Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, and he is deemed to have shared control over the 4,500,000 shares owned by 1389999 Alberta Ltd., a company over which Ms. Shacker has sole voting and investment control.

The percentages in the above table are based on the 5,599,900 shares of our common stock outstanding as of August 14, 2008 and assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and that all the shares being registered will be sold.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over the shares or the rights to the shares. Furthermore, other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 192,400 shares of our common stock on behalf of the selling security holders. The 192,400 shares of our common stock can be sold by the selling security holders at an initial offering price of $0.30 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for shares of our common stock. We intend to apply to the OTC Bulletin Board for the trading of our common stock. In order for us to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. This process takes at least 60 days and can take longer than a year. We have not engaged any market maker as a sponsor to make an application on our behalf. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than are companies traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations for our common stock; (b) the market visibility for our common stock may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be traded on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

  on such public markets as the securities may be trading;
  in privately negotiated transactions; or
  in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public:

  at an initial price of $0.30 per share until a market develops;
  at the market price prevailing at the time of sale;
  at a price related to such prevailing market price; or
  at such other price as the selling security holders determine.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our securities;
  furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter, or agent relating to the sale or distribution of our common stock. Because the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that the security holder has not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of the shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M of the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sells, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the OTC Bulletin Board system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

  contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
  contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;
  contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;
  contains the toll-free telephone number for inquiries on disciplinary actions;
  defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
  contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

  the bid and ask prices for the penny stock;
  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;
  the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and
  a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore security holders may have difficulty selling their shares.

Description of Securities to be Registered

Our authorized capital stock consists of 100,000,000 common shares, $0.0001 par value. We are not authorized to issue any preferred shares.

Common Stock

As of August 14, 2008 we had 5,599,900 shares of our common stock outstanding. We did not have any options, warrants, or other convertible securities outstanding as of August 14, 2008. Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, when, as and if declared byour Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by our Board of Directors out of funds legally available therefor. From our inception to August 14, 2008 no dividends were declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that management may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed for such purpose on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us or any of our subsidiaries. Additionally, no such expert or counsel was connected with us or with any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited Financial Statements for the years ended October 31, 2007 and 2006 have been included in this Prospectus in reliance upon Davidson & Co., an independent registered public accounting firm, as experts in accounting and auditing. We have also included our interim unaudited financial statements for the six months ended April 30, 2008.

Description of Business

Overview

We plan to engage in the acquisition of non-operated working interests in productive oil and natural gas wells and the exploration of development stage oil and gas properties. Currently, we own a 20% working interest in a property near Medicine Hat, Alberta (the “Medicine Hat Property”), a 75% working interest in two properties near Leismer, Alberta and a 60% working interest in a third property near Leismer, Alberta (the “Leismer Properties”). Our interest in the Medicine Hat Property is subject to a crown royalty and a 0.5% gross overriding royalty and our interest in the third Leismer property is subject to a crown royalty and two gross overriding royalties of 5% and 1%.

A crown royalty is a payment the province of Alberta receives for the production of conventional crude oil, natural gas and oil sands. It emanates from the government’s ownership of the mineral rights underlying crown lands, and is established in the Mines and Minerals Act (Alberta) and the crown agreement pertaining to the specific lands under lease.

Conventional oil and gas royalties are sliding scale royalties based on price or production. They automatically increase as the price of oil or natural gas increases and the production per well increases. The royalty rates range from a minimum of 5% at low prices and low production per well to a maximum of 40% at higher prices and higher production per well for conventional oil. For natural gas, the royalty rates range from a low of 15% to a high of 35% of production, also varying with the price and production per well.

Our plan of operations for the next 12 months is to carry out an exploration program on the Medicine Hat property and acquire non-operated working interests in productive oil and natural gas wells and interests in development stage oil and gas properties. We have only recently begun our operations and have not yet earned any revenues.

We will require capital to carry out our current business plan. We also anticipate that we will require additional financing in order to fully pursue our future business plan. We may not have sufficient financing to undertake our current and future operations and there is no assurance that we will be able to obtain the necessary financing.

Development of Business

From our inception on October 30, 2006 to the present we have been primarily involved in organizational activities. We have built a management team, developed our business plan, reviewed and identified interests, raised capital, and retained experts in law, auditing and accounting, as follows:

  On October 30, 2006 we appointed Susan Shacker as our President, Secretary, Treasurer and Director.
  On October 1, 2007 we appointed David Stadnyk as our Chief Operating Officer. On February 15, 2008 Mr. Stadnyk resigned as our Chief Operating Officer, but we plan to retain him as a consultant to assist us in locating oil and gas properties. We are currently negotiating a consulting agreement with him.
  On October 30, 2007 we entered into an agreement with Great Northern Oilsands Inc. to acquire the right to earn a 50% working interest in Great Northern’s interest in a property near Worsley, Alberta (the “Worsley Property”).
  On October 31, 2007 we retained Davidson & Co. as our auditors.
  On February 18, 2008 we appointed Susan Shacker as our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.
  On June 5, 2008 we entered into an agreement with Great Northern Oilsands Inc. to acquire a 50% working interest in the Worsley Property, a 20% working interest in the Medicine Hat Property and 100% of Great Northern’s interest in the Patch Oilsands Limited Partnership (the “Limited Partnership”), including the one issued and outstanding common share of Patch Oilsands Ltd., our wholly owned subsidiary,.
  On June 15, 2008 we dissolved the Limited Partnership.
  On June 30, 2008 we abandoned our interest in the Worsley Property.
  From our inception on October 30, 2006 to August 14, 2008 we raised approximately $114,440 through private placements.

The Worsley Property

On October 30, 2007 we entered into an agreement with Great Northern Oilsands Inc. to acquire the right to earn a 50% working interest in Great Northern’s interest in a seismic and test well program on the Worsley Property. In exchange for this right, we paid Great Northern the sum of approximately $13,000 and we agreed to fund 50% of Great Northern’s obligations in respect of a 3-D seismic program on the Worsley Property. A 3-D seismic program includes geophysical data depicting the subsurface strata of a property in three dimensions, and typically provides a more detailed and accurate interpretation of the subsurface strata than two dimensional seismic data.

On June 5, 2008 we entered into an agreement with Great Northern to acquire, among other things, 100% of Great Northern’s 50% working interest in the Worsley Property. On June 30, 2008 we abandoned our interest in the Worsley Property when we allowed a cash call for approximately $212,000 from the operator of the property, Bounty Developments Ltd., to expire.

The Medicine Hat Property

In the June 5, 2008 agreement with Great Northern, we also acquired a 20% working interest in a seismic and test well program for oil on the Medicine Hat Property. The Medicine Hat Property consists of the north half of Section 22, Township 12, Range 5 W4M, to which is attached Alberta Crown PNG lease No. 0403050008. This represents approximately 128 hectares of land.

Our interest in the Medicine Hat Property is subject to a crown royalty and a 0.5% non-convertible gross overriding royalty payable to Covenant Resources Ltd. The operator of the Medicine Hat Property is Pine Petroleum Limited, and the cost to maintain the lease on the property is approximately $450 per year.

To date, Pine Petroleum has drilled one exploratory well on the Medicine Hat Property, which it drilled prior to the expiration of its five year lease on the property on May 1, 2008. The well is currently capable of producing approximately five to six barrels of oil per day, but needs to be reworked to increase its output. Pine Petroleum has applied for a continuance of its lease, which if successful, could extend the lease for the productive life of the well, estimated to be two to three years at a declining rate. In Pine Petroleum’s opinion, there are as many as seven more drilling locations on the Medicine Hat Property.

In order to maintain our interest in the Medicine Hat Property, we will need to secure the continuance of the lease and acquire a previously-shot 3-D seismic program to obtain a better picture of the property’s potential. We are also obligated to respond to cash calls for exploration costs from Pine Petroleum. Pine Petroleum estimates that it will cost approximately $75,000 to acquire the 3-D seismic program, for which we will be 20% responsible. If we decide to maintain our interest in the Medicine Hat Property after purchasing the 3-D seismic program, we will likely be responsible for 20% of the cost of drilling a horizontal well to create a bigger sink from which to extract any oil. Pine Petroleum estimates the cost of drilling such a well to be approximately $400,000.

The Patch Oilsands Limited Partnership & the Leismer Properties

In addition to the 50% working interest in the Worsley Property and the 20% working interest in the Medicine Hat Property, in the June 5, 2008 agreement with Great Northern we also acquired 100% of Great Northern’s interest in the Limited Partnership. The Limited Partnership interest consisted of the sole issued and outstanding common share of Patch Oilsands Ltd., the general partner of the Limited Partnership, and 1,470,000 cash units and 403,279 share units of the Limited Partnership. In exchange for the three interests, we paid Great Northern the sum of approximately $32,000.

The Limited Partnership was registered in British Columbia on February 27, 2006 by Patch Oilsands Ltd., a wholly owned subsidiary of Patch Energy Inc. formed in British Columbia on February 3, 2006. The purpose of the Limited Partnership was to pursue the acquisition, exploration and development of land or other property interests primarily in the Alberta oil sands area of Canada. Patch Oilsands Ltd. is now our wholly owned subsidiary.

The terms of the Limited Partnership were defined in a limited partnership agreement dated May 31, 2006 (the “Partnership Agreement”) between Patch Oilsands Ltd., as general partner, and Patch Energy Inc., Habanero Resources Inc. and Micron Enviro Systems Inc. as limited partners. The terms of the Partnership Agreement entitled Patch Energy to hold 75% of the limited partnership units while Habanero and Micron were entitled to hold 20.8333% and 4.1667% of the limited partnership units, respectively. Patch Energy was also permitted to subscribe for additional units at a preferential rate to both Habanero and Micron.

In an asset purchase agreement dated March 8, 2007, Patch Energy transferred its interest in the Limited Partnership to Great Northern, from whom we acquired our interest.

The Limited Partnership was dissolved effective June 15, 2008. Pursuant to the dissolution, Patch Oilsands Ltd., our wholly owned subsidiary, proposed that the assets of the Limited Partnership be distributed to us, Habanero and Micron as undivided interests in lieu of the distribution set out in section 13.2 of the Partnership Agreement. As a result, Patch Oilsands Ltd. currently holds in trust our 75% working interest, Habanero’s 20.8333% working interest and Micron’s 4.1667% working interest in the assets of the Limited Partnership. These assets consist of the following working interests in the Leismer Properties, located in the Athabasca oil sands region of Alberta, which comprise approximately 640 hectares in total:

  an 80% interest in the west half of Section 19, Township 77, Range 9 W4M, to which is attached Alberta Oil Sands Lease No. 7406020414;
  a 100% interest in Section 5, Township 78, Range 8 W4M, to which is attached Alberta Oil Sands Lease No. L0453; and
  a 100% interest in Section 11, Township 78, Range 9 W4M, to which is attached Alberta Oil Sands Lease No. L0476.

Our interest in the Section 19 property is subject to a crown royalty, a 5% non-convertible gross overriding royalty payable to the operator, Bounty Developments Ltd., and a 1% non-convertible gross overriding royalty payable to Tlell Developments Inc. The lease on the Section 19 property expires on February 9, 2021, and the cost to maintain it is approximately $1,000 per year. We have been advised by Bounty Developments that the seismic operations on the Section 19 property are now complete, that the data has been assessed, and that no further work will be performed on it at this time.

The other two Leismer Properties do not currently have an operator and we have no plans to carry out any exploration activities on them. We are currently looking for a buyer to purchase our interests in these properties.

Markets

We are a development stage company. We have not generated any revenues since our inception on October 30, 2006. The properties in which we have an interest have not produced any oil and gas, and we do not have any customers as of August 14, 2008. We only have a 20% working interest subject to a crown royalty and a 0.5% gross overriding royalty in the Medicine Hat Property, a 75% working interest in two of the Leismer Properties and a 60% interest in the third Leismer Property subject to a crown royalty a and two gross overriding royalties of 5% and 1%.

The availability of a ready market and the prices obtained for produced oil and gas depends on many factors, including the extent of domestic production and imports of oil and gas, the proximity and capacity of natural gas pipelines and other transportation facilities, fluctuating demand for oil and gas, the marketing of competitive fuels, and the effects of governmental regulation of oil and gas production and sales.

A ready domestic market for oil and gas exists because of the presence of pipelines to transport liquid products. Whether an international market exists depends upon the presence of international delivery systems and political and pricing factors.

If we are successful in producing oil and gas in the future, the target customers for our oil and gas are expected to be refiners, remarketers and third party intermediaries, who either have, or have access to, consumer delivery systems. We intend to sell our oil and gas under both short-term (less than one year) and long-term (one year or more) agreements at prices negotiated with third parties. Typically either the entire contract (in the case of short-term contracts) or the price provisions of the contract (in the case of long-term contracts) are renegotiated at intervals ranging in frequency from daily to annually.

We have not yet adopted any specific sales and marketing plans. However, as we purchase future properties, the need to hire marketing personnel will be addressed.

Competition

We are a new and unestablished company and have a weak competitive position in the oil and gas industry. We compete with junior and senior oil and gas companies, independent producers and institutional and individual investors who are actively seeking to acquire oil and gas properties throughout the world together with the equipment, labor and materials required to operate on those properties. Competition for the acquisition of oil and gas interests is intense with many oil and gas leases or concessions available in a competitive bidding process in which we may lack the technological information or expertise available to other bidders.

Many of the oil and gas companies with whom we compete for financing and for the acquisition of oil and gas properties have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquiring oil and gas interests of merit or on exploring or developing their oil and gas properties. This advantage could enable our competitors to acquire oil and gas properties of greater quality and interest to prospective investors who may choose to finance their additional exploration and development. Such competition could adversely impact our ability to attain the financing necessary for us to acquire further oil and gas interests or explore and develop our current or future oil and gas properties.

We also compete with other junior oil and gas companies for financing from a limited number of investors that are prepared to invest in such companies. The presence of competing junior oil and gas companies may impact our ability to raise additional capital in order to fund our acquisition or exploration programs if investors perceive that investments in our competitors are more attractive based on the merit of their oil and gas properties or the price of the investment opportunity. In addition, we compete with both junior and senior oil and gas companies for available resources, including, but not limited to, professional geologists, land specialists, engineers, camp staff, helicopters, float planes, oil and gas exploration supplies and drill rigs.

General competitive conditions may be substantially affected by various forms of energy legislation and/or regulation introduced from time to time by the governments of Canada, the United States and other countries, as well as factors beyond our control, including international political conditions, overall levels of supply and demand for oil and gas, and the markets for synthetic fuels and alternative energy sources.

In the face of competition, we may not be successful in acquiring, exploring or developing profitable oil and gas properties, and we cannot give any assurance that suitable oil and gas properties will be available for our acquisition, exploration or development. Despite this, we hope to compete successfully in the oil and gas industry by:

  keeping our costs low;
  relying on the strength of our management’s contacts; and
  using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Research and Development

We have not spent any money on research and development activities since our inception. However, we anticipate that we will incur approximately $95,000 of research and development expenses over the next 12 months to carry out a planned exploration program on the Medicine Hat Property. Other than that, we have no current plans to spend any money on research and development, but that may change if we are successful in acquiring new property interests. Our planned expenditures on our operations and the exploration program are summarized under the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Position and Results of Operation”.

Intellectual Property

We have not filed for any protection of our trademark, and we do not have any other intellectual property. We intend to develop a website by March 2009.

Employees and Consultants

As of August 14, 2008 we did not have any full-time or part-time employees. Our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, Susan Shacker, works as a part-time consultant in the areas of business development and management and contributes approximately 20% of her time to us. The rest of the time, Ms. Shacker works as an administrative consultant for Park Place Energy Corp. (OTCBB: PRPL.OB), a public company also involved in the oil and gas industry. Although we do not have a formal agreement or policy with respect to conflicts of interest, we do not anticipate that any conflicts of interest will arise.

We currently engage independent contractors in the areas of accounting, legal, and auditing services. We plan to engage independent contractors in the areas of geologist services, consulting, marketing, bookkeeping, investment banking, and other services. We intend to retain a geologist, a land specialist and an engineer on a part-time basis or as independent contractors over the next 12 months.

Government Regulations

Our current and future operations and exploration activities are or will be subject to various laws and regulations in the United States and Canada, the countries in which we conduct or plan to conduct our activities. These laws and regulations govern the protection of the environment, conservation, prospecting, development, energy production, taxes, labor standards, occupational health and safety, toxic substances, chemical products and materials, waste management, and other matters relating to the oil and gas industry. Permits, registrations or other authorizations may also be required to maintain our operations and to carry out our future oil and gas exploration and production activities, and these permits, registrations or authorizations will be subject to revocation, modification and renewal.

Governmental authorities have the power to enforce compliance with lease conditions, regulatory requirements and the provisions of required permits, registrations or other authorizations, and violators may be subject to civil and criminal penalties including fines, injunctions, or both. The failure to obtain or maintain a required permit may also result in the imposition of civil and criminal penalties, and third parties may have the right to sue to enforce compliance.

We expect to be able to comply with all applicable laws and regulations and do not believe that such compliance will have a material adverse effect on our competitive position. We have obtained and intend to obtain all environmental permits, licenses and approvals required by all applicable regulatory agencies to maintain our current oil and gas operations and to carry out our future exploration activities. We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations, and we believe that the operators of the properties in which we have an interest comply with all applicable laws and regulations. We intend to continue complying with all environmental laws and regulations, and at this time we do not anticipate incurring any material capital expenditures to do so.

Compliance with environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect on our capital expenditures, earnings or competitive position. Our failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief, or both. Legislation affecting the oil and gas industry is subject to constant review, and the regulatory burden frequently increases. Changes in any of the laws and regulations could have a material adverse effect on business, and in view of the many uncertainties surrounding current and future laws and regulations, including their applicability to our operations, we cannot predict their overall effect on our business.

Canadian Regulations

As our business plan involves operations and exploration activities in Canada, we expect to comply with Canadian laws and regulations related to the oil and gas industry. Canada has regulatory provisions concerning permits for the drilling of wells, the spacing of wells, the prevention of oil and natural gas waste, allowable rates of production and other matters. The amount of oil and natural gas produced is subject to control by regulatory agencies in each province that regulates allowable rates of production.

In addition to the foregoing, in the future our Canadian operations may be affected from time to time by political developments in Canada and by federal, provincial and local laws and regulations, such as restrictions on production and export, oil and natural gas allocation and rationing, price controls, tax increases, the expropriation of property, the modification or cancellation of contract rights and environmental protection controls.

The Canada Oil and Gas Operations Act permits the creation of regulations concerning the design, safety, construction, installation, inspection, testing, monitoring, operation, maintenance and repair of installations used in the exploration, development and production of oil and gas. The Act prohibits anyone from carrying on any work or activity related to the exploration for or the production of oil or gas unless they first obtain a license or authorization issued by the National Energy Board. As part of the application process, a plan must be submitted that shows that Canadians are being employed and that Canadian goods and services are being used. The National Energy Board may require that certain conditions be fulfilled, for example, that a company obtain appropriate insurance and that environmental studies be carried out.

The Oil and Gas Spills and Debris Liability Regulations govern the limits of liability for spills, authorized discharges and debris emanating or originating from work or activity related to the exploration or production of oil and gas.

The Canada Oil and Gas Drilling Regulations govern the exploration, drilling and conservation of oil and gas and specify measures to ensure the safety of these operations. These regulations stipulate that no person may drill a well without the authorization and approval of the Chief Conservation Officer.

The Registration of Storage Tank Systems for Petroleum Products and Allied Petroleum Products on Federal Lands or Aboriginal Lands Regulations require the registration of specified storage tank systems located on federal lands or aboriginal lands with the appropriate federal department responsible for administering the land. The Department of Environment has access to the consolidated storage tank system records in each appropriate federal department, and any unregistered storage tank systems are prohibited from engaging in fuel delivery.

U.S. Regulations

Our operations are or will be subject to various types of regulation at the federal, state and local levels in the United States. Such regulation covers permits required for drilling wells; bonding requirements for drilling or operating wells; the implementation of spill prevention plans; the notification submissions and permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production.

Our operations are or will also be subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow forced pooling or the integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from our wells and to limit the number of wells or the locations at which we may be able to drill.

Oil and natural gas exploration and production activities on federal lands are subject to the National Environmental Policy Act (NEPA). The NEPA requires federal agencies, including the Department of the Interior, to evaluate major agency actions that have the potential to significantly impact the environment. In the course of such evaluations, an agency will typically prepare an environmental assessment on the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed environmental impact statement that may be made available for public review and comment. This process has the potential to delay or limit the development of oil and natural gas projects.

The Resource Conservation and Recovery Act (RCRA) and comparable state laws regulate the generation, transportation, treatment, storage, disposal and cleanup of “hazardous wastes” as well as the disposal of non-hazardous wastes. Under the auspices of the U.S. Environmental Protection Agency, or EPA, individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. While drilling fluids, produced waters, and many other wastes associated with the exploration, development, and production of crude oil, natural gas, or geothermal energy constitute “solid wastes”, which are regulated under the less stringent non-hazardous waste provisions, there is no assurance that the EPA or individual states will not in the future adopt more stringent and costly requirements for the handling of non-hazardous wastes or categorize some non-hazardous wastes as hazardous.

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), also known as “Superfund”, and analogous state laws impose joint and several liability, without regard to fault or legality of conduct, on persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the owner or operator of the site where the release occurred and any company that disposed or arranged for the disposal of the hazardous substance at the site. Under CERCLA, such persons may be liable for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances into the environment.

The Water Pollution Control Act, also known as the Clean Water Act, and analogous state laws impose restrictions and strict controls on the discharge of pollutants, including produced waters and other oil and natural gas wastes, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the relevant state. The Clean Water Act also prohibits the discharge of dredge and fill material into regulated waters, including wetlands, unless authorized by a permit issued by the U.S. Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The Clean Air Act and associated state laws and regulations regulate emissions of various air pollutants through the issuance of permits and the imposition of other requirements. In addition, the EPA has developed, and continues to develop, stringent regulations governing emissions of toxic air pollutants at specified sources. In order to construct production facilities, we may be required to obtain permits before work can begin. These regulations may increase the costs of compliance for such facilities, and federal and state regulatory agencies may impose administrative, civil and criminal penalties for non-compliance.

We may be subject to the requirements of the Occupational Safety and Health Act (OSHA) and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of CERCLA, and similar state statutes require that we organize and/or disclose information about hazardous materials used or produced in our operations.

Other Laws and Regulations

The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Methane, a primary component of natural gas, and carbon dioxide, a byproduct of the burning of oil and natural gas, are examples of greenhouse gases regulated by the Protocol. Although the United States is not participating in the Protocol, the current session of Congress is considering climate change legislation, with multiple bills having already been introduced that propose to restrict greenhouse gas emissions. Also, several states have already adopted regulatory initiatives or legislation to reduce emissions of greenhouse gases. For example, California recently adopted the California Global Warming Solutions Act of 2006, which requires the California Air Resources Board to achieve a 25% reduction in emissions of greenhouse gases from sources in California by 2020. Additionally, in the April 2, 2007 decision of the U.S. Supreme Court in Massachusetts, et al. v. EPA, the Court held that the Clean Air Act provides the EPA with the authority to regulate emissions of carbon dioxide and other greenhouse gases from mobile sources. The Court determined that the EPA had failed to provide an adequate statutory basis for its refusal to regulate greenhouse gases from such sources, reversing the decision of the U.S. Circuit Court of Appeals for the District of Columbia. The Court remanded the case to the Circuit Court for further proceedings consistent with the ruling, which will presumably require the EPA to determine whether greenhouse gases from mobile sources endanger public health or welfare. The passage of climate control legislation by Congress or a determination by the EPA that public health or welfare is endangered by the emission of carbon dioxide from mobile sources may result in the federal regulation of carbon dioxide emissions and other greenhouse gases.

We believe that we are currently in compliance with the statutory and regulatory provisions governing our operations. We hold or will hold all necessary permits and other authorizations to the extent required by our current or future wells and their associated operations. However, we may do business and own properties in a number of different geographic areas and may therefore be subject to the jurisdiction of a large number of different authorities at different levels of government. We plan to comply with all statutory and regulatory provisions governing our current and future operations; however, such regulations may significantly increase our costs of compliance, and regulatory authorities may also impose administrative, civil and criminal penalties for non-compliance. At this time, it is not possible to accurately estimate how laws or regulations may impact our future business. We also cannot give any assurance that we will be able to comply with future changes in any statutes or regulations.

We own or may own interests in properties that have been used for natural gas and oil exploration in the past. Although industry-standard operating and waste disposal practices may have been used, hazardous substances, wastes, or petroleum hydrocarbons may have been released on or under the properties owned or leased, or on or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of these properties have been or may be operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons was not under our control. These properties and the substances disposed or released thereon may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed substances and wastes, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination.

Description of Property

Our executive office is located at Suite 300, 840 6th Avenue SW, Calgary, Alberta T2P 3E5. This office is approximately 400 square feet in size. Our telephone number is (403) 260-5375. As of August 14, 2008 we had not entered into any lease agreements for these premises.

Our executive office space was donated by Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director. We do not plan to recognize any rent expenses for this office. From our inception to April 30, 2008 we recognized $9,000 in rent expenses at $500 per month for donated Vancouver office space at Suite 1220 – 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2X8.

Information on our interests in the Medicine Hat Property and the Leismer Properties is available under the heading "Description of Business" elsewhere in this Prospectus. Other than our 20% working interest subject to a crown royalty and a 0.5% gross overriding royalty in the Medicine Hat Property, our 75% working interest in two of the Leismer Properties and our 60% working interest in the third Leismer Property subject to a crown royalty, a 5% gross overriding royalty and a 1% gross overriding royalty as described in that section, we do not own or have any rights to acquire any interests in any other oil and gas properties.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us, our wholly-owned subsidiary, or any of the properties in which we have an interest.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to apply to have our common stock quoted on the OTC Bulletin Board once this Prospectus has been declared effective by the SEC; however, there is no guarantee that we will obtain a listing.

There is currently no trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to sponsor our securities. If we are unable to obtain a market maker, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Further, even if we secure a market maker, there is no guarantee that our securities will meet the requirements for quotation or that our securities will be accepted for listing on the OTC Bulletin Board. Any of these outcomes would render us unable to develop a trading market for our common stock.

Holders

As of August 14, 2008, there were 46 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of August 14, 2008 we did not have any equity compensation plans.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Forward Looking Statements

This Prospectus contains certain forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for the purposes of this Prospectus, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operation; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. Such forward-looking statements are subject to inherent risks and uncertainties and actual results could differ materially from those anticipated by the forward-looking statements.

Results of Operations

Lack of Revenues

We have limited operational history. From our inception on October 30, 2006 to April 30, 2008 we did not generate any revenues. As of April 30, 2008 we had total assets of 88,082 and total liabilities of $34,488. As of October 31, 2007 we had total assets of $72,909 and total liabilities of $2,814. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

From our inception on October 30, 2006 to April 30, 2008 we incurred total expenses of $72,846, including $9,000 in management fees, $9,000 in rent, $55,502 in professional fees, and ($656) in general and administrative expenses. From our inception on October 30, 2006 to October 31, 2007 we incurred total expenses of $14,345, including $6,000 in management fees, $6,000 in rent, $2,270 in professional fees and $75 in general and administrative expenses.

For the six months ended April 30, 2008 we incurred total expenses of $58,501, including $3,000 in management fees, $3,000 in rent, $53,232 in professional fees, and ($731) in general and administrative expenses. For the fiscal year ended October 31, 2007 we incurred total expenses of $13,705, including $6,000 in management fees, $6,000 in rent, $1,630 in professional fees and $75 in general and administrative expenses. For the period from our inception on October 30, 2006 to October 31, 2006 we incurred total expenses of $640, all of which were professional fees.

From our inception on October 30, 2006 to April 30, 2008 we recognized $500 per month for management services provided by Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer. We also recognized $500 per month for rent provided by her.

Our professional fees include legal, accounting and auditing fees.

Net Loss

From our inception on October 30, 2006 to April 30, 2008 we incurred a net loss of $72,846. For the fiscal year ended October 31, 2007 we incurred a net loss of $13,705. For the period from our inception on October 30, 2006 to October 31, 2006 we incurred a net loss of $640.

Liquidity and Capital Resources

As of April 30, 2008 we had $23,190 in cash in our bank accounts, and a working capital surplus of $88,082. As of April 30, 3008 we had an accumulated deficit of $72,846. As of October 31, 2007 we had $72,909 in cash in our bank accounts, and a working capital surplus of $70,095. As of October 31, 2007 we had an accumulated deficit of $14,345.

We are solely dependent on the funds raised through our equity financing. Our net loss of $72,486 from our inception on October 30, 2006 to April 30, 2008 was funded by our equity financing. Since our inception on October 30, 2006, we have raised gross proceeds of $114,440 in cash from the sale of our stock as described in the following table:

Date of Subscription	Type of Security Issued	Number of Securities Issued	Price per Security	Total Funds Received
November 2006	Common Stock	4,500,000	0.0001	450
February 2007	Common Stock	7,800	0.10	780
January 2008	Common Stock	1,072,100	0.10	107,210
June 2008	Common Stock	20,000	0.30	6,000
Total		5,559,900		114,440

For the six months ended April 30, 2008 we spent $40,909 on operating activities. For the fiscal year ended October 31, 2007 we spent net cash of $856 on operating activities. For the six months ended April 30, 2008 we spent $44,810 on investing activities related to our oil and gas properties. We did not engage in any investing activities during the fiscal year ended October 31, 2007. For the six months ended April 30, 2008 we received net cash of $36,000 from financing activities. For the fiscal year ended October 31, 2007 we received net cash of $72,540 from financing activities. The decrease in cash for the six months ended April 30, 2008 was $49,719 due to our operating and investing activities..

For the next 12 months (beginning August 2008) we intend to:

  Carry out a seismic and test well program on the Medicine Hat Property;
  Develop a website;
  Complete private and/or public financing to cover the cost of acquiring additional non- operated interests in producing wells and interests in development stage oil and gas properties; and
  Retain a land specialist, an engineer and a geologist to assist us in developing our business.

Currently, we only own a 20% working interest subject to a crown royalty and a 0.5% gross overriding royalty in the Medicine Hat Property, a 75% working interest in two of the Leismer Properties and a 60% working interest in the third Leismer Property subject to a crown royalty, a 5% gross overriding royalty and a 1% gross overriding royalty. We expect to require approximately $500,000 in financing to maintain our interest in the Medicine Hat Property and carry out our planned operations and exploration activities over the next 12 months.

Our planned operation and exploration expenditures over the next 12 months (beginning August 2008) are summarized as follows:

Description	Potential Completion Date	Estimated Expenses
Fund the seismic and test well program on the Medicine Hat Property	January 2009	95,000
Develop a website	March 2009	5,000
Purchase non-operated working interests in producing wells and interests in oil and gas properties	12 months	220,000
Retain a land specialist, an engineer and a geologist on a part-time basis or as independent contractors	12 months	36,000
Professional fees (legal, accounting and auditing fees)	12 months	100,000
Marketing expenses	12 months	30,000
General and administrative expenses	12 months	14,000
Total		500,000

Our general and administrative expenses for the year will consist primarily of transfer agent fees, investor relations expenses and general office expenses. The professional fees are related to our regulatory filings throughout the year.

Based on our planned expenditures, we require additional funds of approximately $498,000 (a total of approximately $500,000 less our $2,000 in cash as of August 14, 2008) to proceed with our business plan over the next 12 months. If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan based on our available financial resources.

We anticipate that we will incur substantial losses for the foreseeable future. Even if we carry out our planned exploration activities on the properties in which we have an interest, this does not guarantee that the properties will contain commercially exploitable quantities of oil and gas. Such exploration activities will be directed by Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole Director, who will also manage our operations and supervise our other planned acquisition and exploration activities.

Due to our limited financial resources, there is no guarantee that we will be able to acquire interests in properties that merit further exploration. If we acquire an interest in a property, then our plan is to conduct resource exploration of the property. In any event, we anticipate that any property acquisitions and any exploration activities that we may undertake will require us to secure additional financing.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations as we do not have tangible assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our operations or planned exploration activities. In the absence of such financing, we will not be able to purchase non-operated working interests in existing wells or carry out exploration programs on acquired properties. Even if we are successful in obtaining equity financing to fund our operations and exploration activities, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of acquired properties following the completion of preliminary exploration. If we do not continue to obtain additional financing, we may be forced to abandon our business plan or our property interests.

Modifications to our plans will be based on many factors, including the results of exploration programs, the assessment of data, weather conditions, exploration costs, the price of oil and gas and the amount of available capital. Further, the extent to which we carry out our exploration programs is dependent upon the amount of financing available to us.

We may consider entering into joint ventures or other strategic arrangements to provide the required funding to pursue the drilling and advanced exploration of our potential properties. If we enter into a joint venture arrangement, we would likely have to assign a percentage of our interest in any project to our joint venture partner(s). The assignment of this interest would be conditional upon the contribution of capital by the joint venture partner(s) to enable the advanced exploration on the properties to proceed. There is no assurance that any third party would enter into a joint venture agreement with us in order to fund the exploration component of any potential project.

Of the $500,000 we require for the next 12 months, we had approximately $2,000 in cash as of August 14, 2008. We intend to raise the balance of our cash requirements for the next 12 months (approximately $498,000) from private placements, shareholder loans or possibly a registered public offering (either self-underwritten or through a broker-dealer). If we are unsuccessful in raising enough money through future capital-raising efforts, we may review other financing possibilities such as bank loans. At this time we do not have a commitment from any broker-dealer to provide us with financing. There is no assurance that any financing will be available to us or if available, on terms that will be acceptable to us. We intend to negotiate with our management and consultants to pay parts of their salaries and fees with stock and stock options instead of cash.

Going Concern

We have not generated any revenues and are dependent upon obtaining outside financing to carry out our operations and pursue any acquisition and exploration activities. If we are unable to raise equity or secure alternative financing, we may not be able to continue our operations and our business plan may fail. You may lose your entire investment.

If our operations and cash flow improve, management believes that we can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will be cease to exist only when our revenues have reached a level able to sustain our business operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Oil and gas interests

We use the full-cost method of accounting for petroleum and natural gas properties. Under this method, we capitalize all costs associated with the acquisition, exploration and development of oil and natural gas properties, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and the costs of drilling productive and non-productive wells into the full cost pool on a country-by-country basis. As of August 14, 2008 our properties have unproved reserves. When we obtain proved oil and gas reserves, capitalized costs, including estimated costs to develop the proved reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such a determination is made we assess annually whether impairment has occurred, and include in the amortization base drilling exploratory dry holes associated with unproved properties.

Foreign currency translation

Our functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising through the settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. We have not, as of the date of this Prospectus, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

The accounting firm of Davidson & Co., an independent registered public accounting firm, audited our financial statements for the fiscal year ended October 31, 2007 and for the period from our inception on October 30, 2006 to October 31, 2006. Since our inception, we have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

Our bylaws state that the authorized number of directors shall be not less than one, nor more than fifteen, and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at two, although we currently have only one director.

Our current director and officer is as follows:

Name	Age	Position
Susan Shacker	45	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

Susan Shacker will serve as our sole Director until our next annual shareholder meeting or until her successor is elected who accepts the position. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Susan Shacker, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

Susan Shacker has been our President, Secretary, Treasurer and Director since our inception on October 30, 2006 and was appointed as our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer on February 18, 2008. Since May 2006, Ms. Shacker has worked as an administrative consultant with Park Place Energy Corp., and from September 2005 to December 2006 she held the same position with Patch International Inc. Both of these companies are oil and gas exploration companies.

From 2001 to 2005, Ms. Shacker taught full-time at Vancouver Community College. Prior to that, she spent several years in corporate communications for multiple publicly traded companies. During her career, Ms. Shacker has been involved in financings for both private and public companies. She is not currently a director of any public company or any company registered as an investment company.

Conflicts

Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director, also works as an administrative consultant for Park Place Energy Corp. (OTCBB: PRPL.OB), a public company involved in the oil and gas industry. Although we do not have a formal agreement or policy with respect to conflicts of interest, we do not anticipate that any conflicts of interest will arise.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
  being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the audit committee are currently carried out by our Board of Directors, who has determined that we do not have an audit committee financial expert on our Board of Directors to carry out the duties of the audit committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director and to be a member of the audit committee or otherwise perform audit committee functions outweighs the benefits of having a financial expert on the audit committee.

Executive Compensation

The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officer and Chief Financial Officer who held those positions during the last two fiscal years, and each other executive officer whose total cash compensation exceeds $100,000:

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non- qualified Deferred CompensationEarnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Susan Shacker, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer (1)	2007	0 (2)	0	0	0	0	0	0	0
	2006 (3)	0	0	0	0	0	0	0	0
David Stadnyk (4)	2007	0	0	0	0	0	0	0	0

(1)	On February 18, 2008 Susan Shacker was appointed as our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Since our inception on October 30, 2006 Susan Shacker has been our President, Secretary, Treasurer and Director.

(2)	Recognized $500 per month for management services donated by Susan Shacker.

(3)	From our inception on October 30, 2006 to October 31, 2006.

(4)	David Stadnyk was our Chief Operating Officer from October 1, 2007 to February 15, 2008.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception on October 30, 2006 to April 30, 2008.

Management Agreements

We have not yet entered into any consulting or management agreements with Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director. From our inception on October 30, 2006 to April 30, 2008 we recognized a total of $9,000 for management services donated by Susan Shacker.

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception on October 30, 2006 to April 30, 2008. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our Board of Directors or any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of August 14, 2008, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of August 14, 2008, there were 5,599,900 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Common Share	Susan Shacker (1)
	1567 West 28th Street	4,620,000 (2)	83
	Vancouver, BC V6J 2Y4
	All Officers and Directors as a Group	4,620,000	83

(1)	Susan Shacker is our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director.

(2)	4,500,000 shares are held by 1389999 Alberta Ltd., a company over which Susan Shacker has sole voting and investment control, and 120,000 shares are held by David Stadnyk, the spouse of Ms. Shacker.

Changes in Control

As of August 14, 2008 we had no pension plans or compensatory plans or other arrangements which provide compensation on the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

On March 19, 2008 we issued 4,500,000 shares of our common stock at $0.0001 per share to 1389999 Alberta Ltd. in exchange for cash proceeds of $450. 1389999 Alberta Ltd. is a company over which Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, has sole voting and investment control.

On January 15, 2008 we issued 120,000 shares of our common stock at $0.10 per share to David Stadnyk, our Chief Operating Officer from October 1, 2007 to February 15, 2008, and the spouse of Susan Shacker, for cash proceeds of $12,000.

On August 4, 2008 we received a shareholder loan of approximately $4,000 from David Stadnyk. On August 5, 2008 we issued a promissory note to Mr. Stadnyk in this amount that is unsecured, non-interest-bearing, payable on demand and has no specific terms of repayment.

As of April 30, 2008 we were indebted $1,965 to Trevor Kriegl, our Director from October 1, 2007 to August 12, 2008, for expenditures paid on our behalf. This amount is unsecured, non-interest-bearing, payable on demand and has no specific terms of repayment.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Articles of Incorporation and Bylaws, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner such person reasonably believed to be in our best interest or if such person had no reason to believe that his or her conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for any amount paid in settlement by us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Insofar as indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Financial Statements

Our audited financial statements for the fiscal year ended October 31, 2007 together with our unaudited interim financial statements for the quarter ended April 31, 2008 follow, commencing on page F-1.

Double Halo Resources Inc.
(A Development Stage Company)
Financial Statements as of October 31, 2007 (audited) and April 30, 2008 (unaudited)

Financial Statement Index
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F–1
Balance Sheets	F–2
Statements of Operations and Comprehensive Loss	F–3
Statements of Cash Flows	F–4
Statement of Shareholders’ Equity (Deficiency)	F–5
Notes to the Financial Statements	F–6
Unaudited Financial Statements
Balance Sheets	F–12
Statements of Operations and Comprehensive Loss	F–14
Statements of Cash Flows	F–15
Notes to the Financial Statements	F–16

DAVIDSON & COMPANY LLP Chartered Accountants A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Double Halo Resources Inc.

We have audited the accompanying balance sheets of Double Halo Resources Inc. as at October 31, 2007 and 2006 and the related statements of operations, comprehensive loss, stockholders' equity (deficiency) and cash flows for the year ended October 31, 2007 and for the period from Inception on October 30, 2006 to October 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at October 31, 2007 and 2006 and the results of its operations and its cash flows for the year ended October 31, 2007 and for the period from inception on October 30, 2006 to October 31, 2006 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has minimal assets is dependent upon financing to continue operations has suffered recurring losses from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                                                                                                                                 /s/ DAVIDSON & COMPANY LLP

                                                                                                                                                                                Chartered Accountants

Vancouver, Canada

April 17, 2008

NEXIA
INTERNATIONAL

1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC, Canada, V7Y 1G6 Telephone (604) 687-0947 Fax (604) 687-6172

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
BALANCE SHEETS
(Expressed in US dollars)
AS AT OCTOBER 31

	2007	2006
ASSETS
Current
Cash	$ 72,909	$ 1,225
	$ 72,909	$ 1,225
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current
Accounts payable and accrued liabilities	$ 849	$ -
Due to related parties (Note 4(b))	1,965	1,865
	2,814	1,865
Commitments and contingencies (Note 1 and 3)
Shareholders Equity (Note 5)
Capital stock, 100,000,000 shares authorized, $0.0001 par value no shares outstanding	1	-
Additional paid-in capital	779	-
Common stock subscribed (Note 5)	71,660	-
Donated capital	12,000	-
Deficit accumulated during the exploration stage	(14,345)	(640)
Total stockholders’ equity (deficit)	70,095	(640)
Total liabilities and stockholders’ equity	$ 72,909	$ 1,225

Nature and continuance of operations (Note 1)
Subsequent events (Note 7)

On behalf of the Board:
/s/ Susan Shacker, Director

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in US dollars)

	Period From Inception on October 30, 2006 to October 31, 2007	Year Ended October 31, 2007	Period From Inception on October 30, 2006 to October 31, 2006

EXPENSES
General and administrative	$ 75	$ 75	$ -
Management fees (Note 4(a))	6,000	6,000	-
Rent (Note 4(a))	6,000	6,000	-
Professional fees	2,270	1,630	640
	$ 14,345	$ 13,705	$ 640
Loss and comprehensive loss for period	$ (14,345)	$ (13,705)	$ (640)
Deficit, beginning of period	-	(640)	-
Deficit, end of period	$ (14,345)	$ (14,345)	$ (640)
Loss per share – basic and diluted		$ (2.36)	$ -
Weighted average shares outstanding – basic and diluted		5,813	-

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in US dollars)

	Period From Inception on October 30, 2006 to October 31, 2007	Year Ended October 31, 2007	Period From Inception on October 30, 2006 to October 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$ (14,345)	$ (13,705)	$ (640)
Adjustments to reconcile net loss to net cash used in operating
Activities:
Donated services and rent	12,000	12,000	-
Changes in operating assets and liabilities:
Accounts payable	849	849	-
Cash used in operating activities	(1,496)	(856)	(640)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related party	1,965	100	1,865
Issuance of share capital	780	780	-
Proceeds from common stock subscriptions	71,660	71,660	-
Cash provided by financing activities	74,405	72,540	1,865
Change in cash during the period	72,909	71,684	1,225
Cash, beginning of period	-	1,225	-
Cash, end of period	$ 72,909	$ 72,909	$ 1,225
Supplemental disclosures
Interest paid	$ -	$ -	$ -
Income tax paid	-	-	-

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIENCY)
(Expressed in US dollars)
FOR THE PERIOD FROM INCEPTION ON OCTOBER 30, 2006 TO OCTOBER 31, 2007

						Deficit Accumulated
			Additional Paid-in	Common Stock	Donated	During the Exploration
	Shares	Amount	Capital	Subscribed	Capital	Stage	Total
Balance, October 30, 2006 (date of inception)	-	$ -	$ -	$ -	$ -	$ -	$ -
Net loss	-	-	-	-	-	(640)	(640)
Balance, October 30, 2006	-	-	-	-	-	(640)	(640)
Issuance of share capital	7,800	1	779	-	-	-	780
Common stock subscribed	-	-	-	71,660	-	-	71,660
Donated services and rent	-	-	-	-	12,000	-	12,000
Net loss	-	-	-	-	-	(13,705)	(13,705)
Balance, October 31, 2007	7,800	$ 1	$ 779	$ 71,660	$ 12,000	$ (14,345)	$ 70,095

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
OCTOBER 31, 2007

1.	NATURE AND CONTINUANCE OF OPERATIONS

Double Halo Resources Inc. (the “Company”) was incorporated in the State of Nevada on October 30, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of oil and gas resources. The Company has not presently determined whether its properties contain oil and gas reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at October 31, 2007, the Company has accumulated losses of $14,345 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company plans to file an S-1 Registration Statement with the United States Securities and Exchange Commission to register 192,400 shares of common stock for sale by the existing shareholders of the Company at $0.30 per share until the shares are quoted on the OTC Bulletin Board (“OTCBB”), and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is October 31.

Use of estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated services and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
OCTOBER 31, 2007

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Basic and diluted loss per share

The Company computes loss per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At October 31, 2007 and 2006 the Company did not have any potentially dilutive shares outstanding.

Comprehensive loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at October 31, 2007 and 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Cash and cash equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Oil and gas interests

The Company utilizes the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs associated with acquisition, exploration and development of oil and natural gas reserves, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells into the full cost pool on a country by country basis. As of October 31, 2007, the Company’s property has unproven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves proved and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made the Company assesses annually whether impairment has occurred, and includes in the amortization base drilling exploratory dry holes associated with unproved properties.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
OCTOBER 31, 2007

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Long-lived assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Financial instruments

The fair value of financial instruments, which include cash, accounts payable and due to related party, were estimated to approximate their carrying values due to the immediate or short-term maturities of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Income taxes

The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Foreign currency translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
OCTOBER 31, 2007

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Recent issued accounting pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

3.	OIL AND GAS PROPERTY

On October 30, 2007, the Company entered into an agreement to acquire up to 50% of the vendor’s interest in an oil and gas property located in Alberta, Canada in consideration for a cash payment of $12,500, and payment of up to 50% of the vendor’s interest in a seismic and test well program.

4.	RELATED PARTY TRANSACTIONS

	a)	During the year ended October 31, 2007, the Company recognized a total of $6,000 (2006 - $Nil) for management services at $500 per month provided by the President of the Company, and $6,000 (2006 - $Nil) for rent at $500 per month provided by the President of the Company.

	b)	At October 31, 2007, the Company is indebted to a director of the Company for $1,965 (October 31, 2006 - $1,865), representing expenditures paid on behalf of the Company. This amount is unsecured, non-interest bearing, due on demand and has no specific terms of repayment.

5.	COMMON STOCK

	a)	During the year ended October 31, 2007, the Company issued 7,800 shares of common stock for $780.

	b)	During the year ended October 31, 2007, the Company received subscriptions of $71,660 for 716,600 shares of common stock pursuant to a private placement at $0.10 per share (these shares were issued subsequent to year end).

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
OCTOBER 31, 2007

6. DEFERRED INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Income tax expense differs from the amount that would result from applying the U.S federal and state income tax rates to earnings before income taxes. The Company has a net operating loss carryforward of approximately $2,345 available to offset taxable income in future years which expires in fiscal 2027. Pursuant to SFAS 109, the potential benefit of the net operating loss carryforward has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years.

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	October 31, 2007	October 31, 2006
Income tax recovery at statutory rate	$ (4,797)	$ (224)
Permanent differences	4,200	-
Valuation allowance change	597	224
Provision for income taxes	$ -	$ -

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred income taxes arise from temporary differences in the recognition of income and expenses for financial reporting and tax purposes. The significant components of deferred income tax assets and liabilities are as follows:

	October 31, 2007	October 31, 2006
Net operating loss carryforward	$ 821	$ 224
Valuation allowance	(821)	(224)
Net deferred income tax asset	$ -	$ -

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management's judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income. The Company has available for deduction against future taxable income non-capital losses of approximately $2,300. These losses, if not utilized, will expire commencing 2026.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
OCTOBER 31, 2007

7.	SUBSEQUENT EVENT

	a)	Subsequent to October 31, 2007, the Company completed the private placement previously subscribed to and issued an additional 360,000 shares of common stock for $0.10 per share for proceeds of $36,000.

	b)	Subsequent to October 31, 2007, the Company issued 4,500,000 shares of common stock pursuant to a private placement at $0.0001 per share for total proceeds of $450 to a founder of the Company.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
BALANCE SHEETS
(Expressed in US dollars)
	April 30, 2008	October 31, 2007
	$	$
	(Unaudited)
ASSETS
Current
Cash	$ 23,190	$ 72,909
Prepaid expenses	20,082	-
Total current assets	43,272	72,909
Oil and gas properties (Note 3)	44,810	-
Total assets	$ 88,082	$ 72,909
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities	$ 32,523	$ 849
Due to related parties (Note 4(b))	1,965	1,965
	34,488	2,814
Commitments and contingencies (Notes 1 and 3)
Shareholders Equity
Capital stock, 100,000,000 shares authorized, $0.0001 par value
5,579,900 shares issued outstanding (October 31, 2007 – 7,800 shares)	558	1
Additional paid-in capital	107,882	779
Common stock subscribed	-	71,660
Donated capital	18,000	12,000
Deficit accumulated during the exploration stage	(72,846)	(14,345)
Total stockholders’ equity	53,594	70,095
Total liabilities and stockholders’ equity	$ 88,082	$ 72,909

Nature and continuance of operations (Note 1)

On behalf of the Board:

/s/ Susan Shacker, Director

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in US dollars)
(Unaudited)

	Period from inception on October 30, 2006 to April 30 , 2008	Six Month Period Ended April 30, 2008	Six Month Period Ended April 30, 2007
EXPENSES
General and administrative	(656)	(731)	123
Management fees (Note 4(a))	9,000	3,000	3,000
Rent (Note 4(a))	9,000	3,000	3,000
Professional fees	55,502	53,232	1,630
	$ 72,846	$ 58,501 $	7,753
Loss and comprehensive loss for period	$ (72,846)	$ (58,501) $	(7,753)
Deficit, beginning of period	-	(14,345)	-
Deficit, end of period	$ (72,846)	$ (72,846) $	(7,753)
Loss per share – basic and diluted		$ (0.04) $	(1.94)
Weighted average shares outstanding – basic and diluted		1,671,000	4,000

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in US dollars)
(Unaudited)

	Period from inception on October 30, 2006 to April 30, 2008	Six Month Period Ended April 30, 2008	Six Month Period Ended April 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$ (72,846)	$ (58,501)	$ (7,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Donated services and rent	18,000	6,000	6,000
Changes in operating assets and liabilities:
Accounts payable	32,523	31,674	849
Prepaid expenses	(20,082)	(20,082)	713
Due to related parties	-	-	100
Cash used in operating activities	(42,405)	(40,909)	(91)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related party	1,965	-	-
Common stock subscribed	-	-	3,228
Proceeds from issuance of common stock	108,440	36,000	-
Cash provided by financing activities	110,405	36,000	3,228
CASH FLOWS FROM INVESTING ACTIVITIES
Oil and gas expenditures	(44,810)	(44,810)	-
Cash used by financing activities	(44,810)	(44,810)	-
Change in cash during the period	23,190	(49,719)	3,137
Cash, beginning of period	-	72,909	-
Cash, end of period	$ 23,190	$ 23,190	$ 3,137
Supplemental disclosures
Interest paid	$ -	$ -	$ -
Income tax paid	-	-	-

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
April 30, 2008
(Unaudited)

1.	NATURE AND CONTINUANCE OF OPERATIONS

Double Halo Resources Inc. (the “Company”) was incorporated in the State of Nevada on October 30, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting for Development Stage Enterprises”. The Company’s principal business is the acquisition and exploration of oil and gas resources. The Company has not presently determined whether its properties contain oil and gas reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. As at April 30, 2008, the Company has accumulated losses of $72,846 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company plans to file an S-1 Registration Statement with the United States Securities and Exchange Commission to register 192,400 shares of common stock for sale by the existing shareholders of the Company at $0.30 per share until the Company’s common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is October 31.

Use of estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated services and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
April 30, 2008
(Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Interim financial statements

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Basic and diluted loss per share

The Company computes loss per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At April 30, 2008 and 2007, the Company did not have any potentially dilutive shares outstanding.

Comprehensive loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at April 30, 2008 and 2007, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Cash and cash equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Oil and gas interests

The Company utilizes the full-cost method of accounting for petroleum and natural gas properties. Under this method, the Company capitalizes all costs associated with acquisition, exploration and development of oil and natural gas reserves, including leasehold acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling of productive and non-productive wells into the full cost pool on a country by country basis. As of April 30, 2008, the Company’s property has unproven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves proved and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. The costs of unproved properties are not amortized until it is determined whether or not proved reserves can be assigned to the properties. Until such determination is made the Company assesses annually whether impairment has occurred, and includes in the amortization base drilling exploratory dry holes associated with unproved properties.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
April 30, 2008
(Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Long-lived assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Financial instruments

The fair value of financial instruments, which include cash, accounts payable, accrued liabilities and due to related parties, were estimated to approximate their carrying values due to the immediate or short-term maturities of these financial instruments. Foreign currency transactions are primarily undertaken in Canadian dollars. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Income taxes

The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
April 30, 2008
(Unaudited)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d…)

Foreign currency translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Recent issued accounting pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The Company is currently evaluating the impact of SFAS No. 161 on its financial statements, and the adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”. This statement replaces SFAS 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141R also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements Liabilities –an Amendment of ARB No. 51”. This statement amends ARB 51 to establish accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement did not have a material effect on the Company’s financial statements.

DOUBLE HALO RESOURCES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US dollars)
April 30, 2008
(Unaudited)

3.	OIL AND GAS PROPERTIES

	a)	On October 30, 2007, the Company entered into an agreement to acquire up to 50% of the vendor’s 50% interest in an oil and gas property (Worsley Property) located in Alberta, Canada in consideration for a cash payment of $12,500 (paid), and payment of up to 50% of the vendor’s interest in a seismic and test well program.

	b)	On June 5, 2008, the Company entered into a purchase agreement to acquire 20% of an Alberta Crown PNG Lease in Alberta, Canada and 100% of the vendor’s 50% interest in the Worsley Property in consideration for a cash payment of $32,310 (CAD$32,000).

4.	RELATED PARTY TRANSACTIONS

	a)	During the period ended April 30, 2008, the Company recognized a total of $3,000 (2007 - $3,000) for management services at $500 per month provided by the President of the Company, and $3,000 (2007 - $3,000) for rent at $500 per month provided by the President of the Company.

	b)	At April 30, 2008, the Company is indebted to a director of the Company for $1,965 (October 31, 2007 - $1,965), representing expenditures paid on behalf of the Company. This amount is unsecured, non-interest bearing, due on demand and has no specific terms of repayment.

5.	COMMON STOCK

	a)	During the year ended October 31, 2007, the Company received subscriptions of $450 from the President of the Company for 4,500,000 shares of common stock pursuant to a private placement at $0.0001 per share. On March 19, 2008, the shares were issued. At October 31, 2007, $450 was included in common stock subscribed.

	b)	On January 15, 2008, the Company issued 1,072,100 shares of common stock pursuant to a private placement at $0.10 per share for proceeds $107,210. At October 31, 2007, the Company had included proceeds from this private placement of $71,210 in common stock subscribed.

6.	SUBSEQUENT EVENT

On June 12, 2008, the Company received subscriptions of $6,000 for 20,000 shares of common stock pursuant to a private placement at $0.30 per share.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$2
Legal fees and expenses	25,000
Accounting fees and expenses	22,000
Printing and marketing expenses	100
Miscellaneous	898
Total	$48,000

Indemnification of Officers and Directors

The only statutes, charter provisions, bylaws, contracts, or other arrangements under which any of our controlling persons, directors or officers are insured or indemnified in any manner against any liability which may incur in their capacity as such, are as follows:

  Article VII of our Bylaws, filed as Exhibit 3(ii).1 to this Prospectus; and
  Chapter 78 of the Nevada Revised Statutes (“NRS”).

Nevada Revised Statutes

Section 78.138 of the NRS provides for the immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.5702 of the NRS provides as follows:

1.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

3.	To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Bylaws

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law.

The general effect of the foregoing is to indemnify our directors and officers from liability, thereby making us responsible for any expenses or damages incurred by such directors or officers in any action brought against them based on their conduct in such capacity, provided they did not engage in fraudulent or criminal activity.

Recent Sales of Unregistered Securities

From our inception on October 30, 2006 to August 14, 2008, we completed the following sales of unregistered securities:

  On November 15, 2006 we entered into a subscription agreement with Susan Shacker, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, for the sale of 4,500,000 shares of our common stock at $0.0001 per share, in exchange for cash proceeds of $450. However, the subscription agreement called for us to issue the 4,500,000 shares below par value.On March 7, 2008 we amended our Articles of Incorporation to decrease the par value ofour common stock from $0.001 to $0.0001. On March 19, 2008 we reaffirmed thesubscription agreement and issued the 4,500,000 shares to 1389999 Alberta Ltd., acompany controlled by Ms. Shacker.
  On February 1, 2007 we issued an aggregate of 7,800 shares of common stock to various non-U.S. shareholders at a price of $0.10 per share, in exchange for cash proceeds of $780.
  On January 15, 2008 we issued an aggregate of 1,072,100 shares of common stock to various non-U.S. shareholders at a price of $0.10 per share, in exchange for cash proceeds of $107,210.
  On June 22, 2008 we issued an aggregate of 20,000 shares of common stock to one non-U.S. shareholder at a price of $0.30 per share, in exchange for cash proceeds of $6,000.

  These securities were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon the exemption under Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Exhibits
Exhibit Number	Exhibit Description
3(i).1	Articles of Incorporation
3(i).2	Certificate of Amendment to Articles of Incorporation
3(ii).1	Bylaws
4	Instrument Defining the Right of Holders - Form of Share Certificate
5.1	Legal Opinion & Consent
10.1	Assignment Agreement with Great Northern Oilsands Inc. dated October 30, 2007
10.2	Share Subscription Agreement with Susan Shacker dated November 15, 2006
10.3	Purchase Agreement with Great Northern Oilsands Inc. dated June 5, 2008
10.4	Limited Partnership Agreement between Patch Oilsands Ltd., Patch Energy Inc., Habanero Resources Inc. and Micron Enviro Systems Inc. dated May 31, 2006
10.5	Declaration of Trust (Double Halo Resources Inc.) dated June 15, 2008
10.6	Declaration of Trust (Habanero Resources Inc.) dated June 15, 2008
10.7	Declaration of Trust (Micron Enviro Systems Inc.) dated June 15, 2008
23.1	Consent of Auditor

Undertakings

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus:

To include any Prospectus required by Section 10(a)(3) of the Securities Act;

To reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

To include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.	That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new Prospectus relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this Prospectus, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Prospectus to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada, on August 20, 2008.

Double Halo Resources Inc.

By: /s/ Susan Shacker
Susan Shacker
President, Chief Executive Officer, Chief Financial Officer,
Principal Accounting Officer, Secretary, Treasurer, Director

Pursuant to the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Susan Shacker	President, Chief Executive Officer, Chief Financial Officer,
Susan Shacker	Principal Accounting Officer, Secretary, Treasurer, Director	August 20, 2008